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                                                                    EXHIBIT B-18

                            UNANIMOUS WRITTEN CONSENT
                       IN LIEU OF AN ANNUAL MEETING OF THE
                               BOARD OF DIRECTORS
                COLUMBIA ELECTRIC BINGHAMTON GENERAL CORPORATION
                               DATED JUNE 4, 2001



         The undersigned, being all of the directors of Columbia Electric Binghamton General Corporation, a Delaware corporation (the "Corporation"), do hereby consent to the adoption of the following recital and resolutions in lieu of an annual meeting and pursuant to the authority of Section 141(f) of the Delaware General Corporation Law directs the Secretary of the Corporation to file this consent with the minutes of the proceedings of the Board of Directors of the Corporation.

                              AMENDMENT OF BY-LAWS

         WHEREAS, the directors of the Corporation believe it to be in the best interests of the Corporation to amend the By-Laws to change the date of the annual meeting of the stockholders.

         NOW, THEREFORE, BE IT RESOLVED, that Article II, Section 2 of the By-Laws of the Corporation be, and hereby is amended to read as follows:

         "Section 2. The annual meeting of the stockholders shall be held on the second Wednesday of April each year, at the hour of 10:00 a.m., for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day."


                                   /s/ Stephen P. Adik
                                   /s/ Michael W. O'Donnell

                                   Being all of the Directors of the Corporation